Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

James E. Dentzer

Chief Financial Officer & Chief Administrative Officer

Curis, Inc.

617-503-6500

jdentzer@curis.com

Media Contact

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

Curis Announces Appointment of Lori A. Kunkel, M.D. to Board of Directors

LEXINGTON, Mass., November 14, 2016 (GLOBENEWSWIRE) — Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development and commercialization of innovative and effective drug candidates for the treatment of human cancers, today announced the appointment of Lori A. Kunkel, M.D. to its Board of Directors.

Dr. Kunkel currently serves on the Board of Directors at Loxo Oncology, where she was formerly Acting Chief Medical Officer. Prior to Loxo Oncology, Dr. Kunkel served as Chief Medical Officer at Pharmacyclics, Inc. leading integrated clinical development highlighted by the approval of IMBRUVICA®. She has also served as Chief Medical Officer at Proteolix Inc. (acquired by Onyx), Syndax, and ACT Biotech.

Prior to joining the biotechnology industry in 1995, Dr. Kunkel spent ten years in academic/clinical medicine and served as a faculty member in the Division of Hematology/Oncology’s Bone Marrow Transplant Unit at University of California, Los Angeles.

She trained in internal medicine at Baylor College of Medicine, hematology at USC and oncology at UCLA, earning board certifications in these specialties.

“We are delighted to welcome Lori to the Board of Curis and we will benefit tremendously from her depth of experience and instincts as we develop our drug candidates and place the company on a path for approval and commercialization of our products,” said CEO Ali Fattaey. “Lori is well known and respected in the biotechnology community and we have benefited from her role as an advisor to the company in the past.”

“I am pleased to join the Curis Board and look forward to working closely with the Board and management team as we collectively advance Curis as a leading oncology company,” said Dr. Kunkel.

IMBRUVICA® is a registered trademark of Pharmacyclics LLC

About Curis, Inc.

Curis is a biotechnology company focused on the development and commercialization of innovative and effective drug candidates for the treatment of human cancers. The Company’s clinical drug candidates include CUDC-907, which is being investigated in a Phase 2 trial in patients with Diffuse Large B Cell Lymphoma, or DLBCL, and in a separate Phase 1 trial in patients with solid tumors. As part of a broad collaboration with Aurigene, Curis has an exclusive license to CA-170, an oral small molecule PD-L1/VISTA antagonist that is currently being investigated in a Phase 1 trial in patients with solid tumors or lymphoma. Curis also has an exclusive license to oral small molecule antagonists of the PD-1 and TIM-3 pathways, including PD-L1/TIM-3 antagonist CA-327, as well as to molecules designed to inhibit the IRAK4 kinase, including CA-4948. Curis is also party to a collaboration with Genentech, a member of the Roche Group, under which Genentech and Roche are commercializing Erivedge® for the treatment of advanced basal cell carcinoma, and are further developing Erivedge in other diseases including idiopathic pulmonary fibrosis and myelofibrosis. For more information, visit Curis’s website at www.curis.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the potential advantages and benefits of small molecule checkpoint inhibitors and the Company’s plans and expectations for the collaboration with Aurigene, including its plans to discover and develop multiple first-in-class oral, small molecule checkpoint inhibitors for the treatment of patients with cancer. Forward-looking statements may contain the words “believes,” “expects,” “anticipates,” “plans,” “seeks,” “estimates,” “assumes,” “will,” “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, Curis may experience adverse results, delays and/or failures in its drug development programs and may not be able to successfully advance the development of its drug candidates in the time frames it projects, if at all. Curis’s drug candidates may cause unexpected toxicities, fail to demonstrate sufficient safety and efficacy in clinical studies and/or may never achieve the requisite regulatory approvals needed for commercialization. Favorable results seen in preclinical studies and early clinical trials of Curis’s drug candidates may not be replicated in later trials. There can be no guarantee that the collaboration agreement with Aurigene will continue for its full term, that Curis or Aurigene will each maintain the financial and other resources necessary to continue financing its portion of the research, development and commercialization costs, or that the parties will successfully discover, develop or commercialize drug candidates under the collaboration. Regulatory authorities may determine to delay or restrict Genentech’s and/or Roche’s ability to continue to develop or commercialize Erivedge in BCC. Erivedge may not demonstrate sufficient or any activity to merit its further development in disease indications other than BCC. Competing drugs may be developed that are superior to Erivedge. Curis faces risks relating to its wholly-owned subsidiary’s royalty-collateralized loan transaction, including the risk that it may not receive sufficient levels of royalty revenue from sales of Erivedge to satisfy the debt obligation or may otherwise lose its rights to royalties and royalty-related payments as a result of a foreclosure of the loan. Curis will require substantial additional capital to fund its business and such capital may not be available on reasonable terms, or at all. Curis faces substantial competition. Curis also faces risks relating to potential adverse decisions made by the FDA and other regulatory authorities, investigational review boards, and publication review bodies. Curis may not obtain or maintain necessary patent protection and could become involved in expensive and time-consuming patent litigation and interference proceedings. Unstable market and economic conditions and unplanned expenses may adversely affect Curis’s financial conditions and its ability to access the substantial additional capital needed to fund the growth of its business. Important factors that may cause or contribute to such differences include the factors set forth under the caption “Risk Factors” in our in our most recent Form 10-K and Form 10-Q and the factors that are discussed in other filings that we periodically make with the Securities and Exchange Commission (“SEC”).

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’s views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.